EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Fate Therapeutics, Inc. (the “Company”) and Bahram (Bob) Valamehr (“Executive”), effective on this date of March 3, 2025 (the “Effective Date”). The Company and Executive are individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, Executive was appointed as Company’s President and Chief Executive Officer (“CEO”) on January 1, 2025, and Executive was appointed as a member of the Company’s Board of Directors (“Board”) effective that same date;

WHEREAS, Company desires to continue employing Executive as the Company’s President and CEO;

WHEREAS, Company and Executive desire to set forth in writing Executive’s new and continued terms and conditions of employment as of the Effective Date above.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows.

1.
Term of Employment. The Company and Executive desire that their employment relationship be governed by this Agreement, commencing as of the Effective Date and continuing in effect until terminated by either Party in accordance with this Agreement. Executive’s employment with the Company will be “at-will,” meaning that Executive’s employment may be terminated by the Company or Executive at any time and for any reason subject to the terms of this Agreement.

2.
Duties. Executive will continue serving as the President and CEO of the Company and will have such powers and duties as may from time to time be prescribed by the Board. Executive shall continue to serve as a member of the Board. Executive shall devote Executive’s full working time and efforts to the business and affairs of the Company and not engage in any other business activities without prior written approval by the Board, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Executive may engage in religious, charitable or other community activities as long as such services and activities do not interfere with Executive’s performance of Executive’s duties to the Company. Upon the ending of Executive’s employment, unless otherwise agreed to by the Company and Executive, Executive shall immediately resign from the Board as well as from any other Company positions to which Executive was elected or appointed in connection with Executive’s position as President and CEO. Executive will be treated as an exempt employee. Executive’s primary work location shall be San Diego, California, and Executive’s role may require reasonable travel as necessary to perform the duties and responsibilities of Executive’s position.

3.
Compensation and Related Matters. In consideration of the services to be rendered by Executive under this Agreement, Executive shall be compensated as follows:

(a)
Base Salary. Executive’s initial annual base salary is $600,000, which is subject to review and redetermination by the Board or the Compensation

Committee of the Board (the “Compensation Committee”) from time to time. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)
Incentive Compensation. Executive is eligible to receive annual incentive compensation, to be paid on an annual basis, as determined by the Board or the Compensation Committee from time to time in accordance with the Company’s Amended and Restated Senior Executive Incentive Bonus Plan, as amended from time to time, or any subsequent plan in effect from time to time. Executive’s initial target annual incentive compensation shall be 60% of Executive’s Base Salary. Any such incentive compensation shall be paid no later than March 15 of the year following the year to which such compensation relates. Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.

(c)
Employee Benefits. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently maintained or which may, in the future, be made available by the Company generally to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

(d)
Indemnification and D&O Insurance. During Executive’s employment and for the period of time following termination of Executive for any reason during which time Executive could be subject to any claim based on his position in the Company, Executive will receive the maximum indemnification protection from the Company as permitted by the Company’s by-laws and shall be covered, with respect to matters arising during Executive’s employment with or service as a director of the Company, under the Company’s directors’ and officers’ insurance policy in amounts at least equal to that which is provided to any other director or officer of the Company.

(e)
Reimbursement of Business Expenses. The Company shall reimburse Executive for expenses reasonably and necessarily incurred by Executive in connection with the Company’s business. Expense reimbursement shall be subject to such policies the Company may adopt from time to time, including with respect to pre-approval.

(f)
Accrued Benefits. If Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to Executive (or to Executive’s authorized representative or estate) any earned but unpaid Base Salary through the date of such termination, earned but unpaid bonus for the calendar year prior to the year of such termination, unpaid expense reimbursements, accrued but unused vacation, and vested benefits Executive may have under any employee benefit plan of the Company (the “Accrued Benefits”), in addition to any other payments that may be required under this Agreement.

4.
Withholding. All compensation, benefits and other amounts payable or provided hereunder to, or for the benefit of, Executive shall be subject to all applicable taxes and other withholdings under federal, state, and local law. Nothing herein shall be construed to require any compensation arrangement in any way that is most tax-favorable to Executive.

5.
Certain Definitions.

a.
Cause. “Cause” means: (i) conduct by Executive constituting a material act of misconduct in connection with the performance of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if Executive were retained in Executive’s position; (iv) continued material and substantial non-performance by Executive of Executive’s material responsibilities hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (v) a material and substantial breach by Executive of any of Executive’s confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company; (vi) a material and substantial violation by Executive of any of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation by or on behalf of the Board or an authorized committee thereof or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

b.
Disability. “Disability” means the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement. Nothing in this Section shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

c.
Good Reason. “Good Reason” means that Executive has complied with the Good Reason Process (defined below) following the occurrence of any of the following events: (i) a material diminution in Executive’s responsibilities, authorities, powers, functions or duties; (ii) a material reduction in Executive’s then-current Base Salary or target annual incentive compensation, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the relocation of Executive’s principal place of business to a place that is more than twenty-five (25) miles from Executive’s current location of employment as of the Effective Date (not including intermittent business trips). Notwithstanding the above, none of the following shall be considered Good Reason: (x) the mere occurrence of a Sale Event; (y) any change in the identity of the surviving corporation in the event of a Sale Event; or (z) any change in the status of the surviving corporation after a Sale Event as a public or private company.

d.
Good Reason Process. “Good Reason Process” means that (i) Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates Executive’s employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

e.
Sale Event Period. “Sale Event Period” means the period beginning on the date three (3) months prior to, and ending on the date twelve (12) months after, the consummation of a Sale Event (as defined in the Company’s 2022 Stock Option and Incentive Plan, as may be amended from time to time (the “Plan”)).

f.
Terminating Event. A “Terminating Event” means termination of Executive’s employment by the Company without Cause or by Executive for Good Reason. A Terminating Event does not include: (i) the ending of Executive’s employment due to Executive’s death or Disability, (ii) Executive’s resignation for any reason other than for Good Reason, or (iii) the Company’s termination of Executive’s employment for Cause.

6.
Severance and Accelerated Vesting if a Terminating Event Occurs within the Sale Event Period. In the event a Terminating Event occurs within the Sale Event Period, subject to Executive signing and complying with a separation agreement and general release agreement that is timely provided in good faith by the Company and which, among other things, requires a reaffirmation of Executive’s restrictive-covenant and confidentiality obligations to Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable pursuant to its terms, all within 60 days after the Date of Termination (defined below), the following shall occur:

a.
the Company shall pay to Executive a lump sum in cash in an amount equal to the sum of (i) eighteen (18) months of Executive’s then-current Base Salary in effect immediately prior to the Terminating Event (or Executive’s Base Salary in effect immediately prior to the Sale Event, if higher) and (ii) an amount representing 1.5 times Executive’s target annual incentive compensation for the year in which the termination occurs;

b.
if Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and properly elects COBRA health continuation, then subject to Executive’s copayment of monthly premium amounts at the active employees’ rate, the Company shall pay to the group health plan provider or the COBRA provider, on a monthly basis, the remainder of the premiums for Executive’s and Executive’s family’s participation in the Company’s group health plans until the earliest of (i) eighteen (18) months, (ii) the date Executive becomes eligible for group health plan benefits under any other employer’s group health plan, and (ii) the cessation of Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (as applicable) without potentially violating applicable law (including, without limitation, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder), then the Company shall, in lieu thereof, convert such payments to payroll payments directly to Executive for the time period specified above, and such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

c.
notwithstanding anything to the contrary in any applicable option agreement, restricted stock unit award or other stock-based award agreement, including those under the Plan (collectively, “Equity Awards”), all (i) time-based vesting provisions of Executive’s then outstanding Equity Awards shall immediately accelerate and (ii) the Company’s repurchase rights with respect to all such outstanding time-based Equity Awards shall immediately lapse, in each case, in full such that as of the later of (A) Date of Termination (or date of the Sale Event, if later) and (B) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided, that if such termination occurs following the Sale Event, then any termination or forfeiture of the unvested shares subject to such Equity Awards that would otherwise occur on the Date of Termination will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this Section does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth herein; provided further, that if such termination occurs prior to the Sale Event, then any termination or forfeiture of the unvested shares subject to such Equity Awards that would otherwise occur on the Date of Termination will be delayed until three (3) months following such termination and will only occur if either the Separation Agreement and Release does not become fully effective within the time period set forth herein or a Sale Event does not occur during those three (3) months. Notwithstanding the foregoing, no additional vesting of the shares subject to the Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date. For the avoidance of doubt, for any Equity Awards that include both a performance-based vesting condition (which may include the achievement of a specified stock price or market capitalization) and a time-based vesting condition or any Equity Awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting shall be provided unless such performance-based vesting condition has been satisfied as of the Date of Termination (or date of the Sale Event, if later) and provided, further that in determining whether the achievement of a specified stock price as reported on the NASDAQ Stock Market has been satisfied, such price shall be deemed satisfied to the extent that the consideration payable per share of Common Stock of the Company in connection with such Sale Event, as determined in good faith by the Board or the Compensation Committee, exceeds such stock price.

The amounts payable under Section 6(a) and (b) shall be paid or, with respect to Section 6(b), commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The payments pursuant to this Section 6 are intended to be exempt under the “short term deferral” and “separation pay” exceptions under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), respectively, to the maximum extent permitted by Section 409A of the Code, and this Agreement shall be interpreted and administered in a manner consistent with such intent. Each payment pursuant to this Agreement is intended to constitute a separate and distinct payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.
Severance if a Terminating Event Occurs Outside the Sale Event Period. In the

event a Terminating Event occurs at any time other than during the Sale Event Period, subject to Executive signing and complying with the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable pursuant to its terms, all within 60 days after the Date of Termination, the following shall occur:

a.
the Company shall pay to Executive cash in an amount equal to the sum of (i) twelve (12) months of Executive’s then-current Base Salary in effect immediately prior to the Terminating Event, and (ii) Executive’s target annual incentive compensation for the year in which the termination occurs (with the payments for both (i) and (ii) to be paid in approximately equal installments over the course of twelve months on the Company’s regular payroll dates, commencing on the first payroll date that occurs after the Separation Agreement and Release becomes fully effective); and

b.
if Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and properly elects COBRA health continuation, then subject to Executive’s copayment of monthly premium amounts at the active employees’ rate, the Company shall pay to the group health plan provider or the COBRA provider, on a monthly basis, the remainder of the premiums for Executive’s and Executive’s family’s participation in the Company’s group health plans until the earliest of (i) twelve (12) months, (ii) the date Executive becomes eligible for group health plan benefits under any other employer’s group health plan, and (ii) the cessation of Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (as applicable) without potentially violating applicable law (including, without limitation, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder), then the Company shall, in lieu thereof, convert such payments to payroll payments directly to Executive for the time period specified above, and such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 7(a) and (b) shall commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall commence to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The payments pursuant to this Section 7 are intended to be exempt under the “short term deferral” and “separation pay” exceptions under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), respectively, to the maximum extent permitted by Section 409A of the Code, and this Agreement shall be interpreted and administered in a manner consistent with such intent. Each payment pursuant to this Agreement is intended to constitute a separate and distinct payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.
Restrictive Covenants. Contemporaneous with the execution of this Agreement, Executive agrees to enter into and abide by the Proprietary Information and Inventions Agreement (“PIIA”) attached hereto as Exhibit A.

9.
Additional Limitation.

a.
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:

i.
(i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

b.
For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

c.
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 9 shall be made by a nationally recognized accounting firm selected by the Company (provided such firm may not be the same firm engaged as the accountant or auditor for the individual, entity or group effecting the change in control event triggering the implication of Section 280G) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

10.
Section 409A.

a.
Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”), the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after Executive’s Separation from Service, or (ii) Executive’s death.

b.
The Parties intend that this Agreement will be administered as exempt from Section 409A of the Code and if not so exempt, this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from of compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or comply with, as applicable, Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

c.
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

d.
To the extent that any payment or benefit described in this Agreement constitutes

“non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s Separation from Service. The determination of whether and when a Separation from Service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

e.
The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.
Notice and Date of Termination.

a.
Notice of Termination. Executive’s employment with the Company may be terminated by the Company or Executive at any time and for any reason. Any termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one Party hereto to the other Party hereto in accordance with this section. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

b.
Date of Termination. “Date of Termination” shall mean: (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause or without Cause, the date on which Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iii) if Executive’s employment is terminated by Executive for any reason except for Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if Executive’s employment is terminated by Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

12.
Governing Law and Jurisdiction. This Agreement shall be governed by, interpreted, and construed in accordance with the laws of the State of California without regard to conflicts of law principles. The Parties consent to the jurisdiction of the state and federal courts in the State of California. Accordingly, with respect to any such court action, Executive submits to the personal jurisdiction of such courts.

13.
Integration. This Agreement and Executive’s Amended and Restated Director and Officer Indemnification Agreement (dated January 1, 2025), PIIA, and any existing equity award agreements entered into prior to the date of this Agreement (the “Equity Award Agreements”)

contain the entire understanding with regard to the Company’s employment of Executive, and supersedes any prior offers, arrangements, communications, and agreements between the Parties concerning such subject matter, whether written or oral. For the avoidance of doubt, this Agreement supersedes all previous Company offer letters and/or any severance policies, arrangements or agreements previously provided to Executive, including the offer letter entered into by and between the Company and the Executive, dated November 20, 2009, and the Company’s Severance and Change in Control Policy; provided, however, this Agreement shall not supersede any Equity Award Agreements unless amended pursuant to this Agreement.

14.
Severability. The provisions of this Agreement shall be deemed severable, and the invalidity of any portion of this Agreement shall not affect the validity of the remainder of this Agreement.

15.
Amendment and Waiver. No amendment, alteration or modification of any of the provisions of this Agreement shall be valid unless in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Executive and an authorized officer of Company (which shall not be Executive). No waiver by either Party of any breach of any provision of this Agreement shall be effective unless such a waiver is in a writing that expressly refers to the provision of this Agreement being waived and that is signed by the Party against whom it is sought to be enforced.

16.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last home or e-mail address Executive has filed in writing with the Company, or to Company at its main office, attention of the Board of Directors.

17.
Headings. Section headings and numbers have been inserted in this Agreement for convenience of reference only and in no way define or limit the scope or content of this Agreement or in any way affect the interpretation of its provisions.

18.
Assignment and Transfer by the Company; Successors. The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries and other affiliates. Executive expressly consents to such assignment and/or transfer. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.
Survival. The Parties’ respective rights and obligations under this Agreement shall survive any termination of Executive’s employment to the extent necessary to preserve the intended rights and obligations.

IN WITNESS WHEREOF, the Parties have executed this Agreement as follows:

FATE THERAPEUTICS, INC. EXECUTIVE

By: /s/ Cindy Tahl /s/ Bahram Valamehr

Cindy Tahl Bahram (Bob) Valamehr

Chief Legal & Compliance Officer

Date: 3/3/2025 Date: 3/3/2025